Exhibit 99.1

NEW YORK COMMUNITY BANCORP, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2021 DILUTED EPS OF $0.30 AND $1.20 ON A GAAP BASIS, AND $0.31 AND $1.24 ON A NON-GAAP BASIS

QUARTERLY RESULTS DRIVEN BY RECORD LOAN GROWTH, A STABLE NET INTEREST MARGIN, CONTINUED DEPOSIT GROWTH, ALONG WITH A SIGNIFICANT DECLINE IN DELINQUENCIES

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

HICKSVILLE, N.Y., Jan. 26, 2022 /PRNewswire/ --

Fourth Quarter and Full-Year 2021 Summary
Earnings/Net Income:
- Fourth-quarter GAAP diluted EPS were $0.30 compared to $0.39 in the fourth quarter of last year, which included a $55 million or $0.12 diluted EPS income tax benefit related to the CARES Act.
- Fourth-quarter non-GAAP diluted EPS were $0.31, up 15% compared to the $0.27 non-GAAP diluted EPS reported for the fourth quarter of last year.

- Full-year 2021 GAAP diluted EPS were up 18% to $1.20 compared to $1.02 in full-year 2020; non-GAAP diluted EPS for full-year 2021 were $1.24, up 43% compared to non-GAAP diluted EPS in full-year 2020.

- Net income available to common stockholders on a GAAP basis for the fourth quarter of 2021 totaled $142 million, down 22% compared to $181 million for the fourth quarter of 2020; on a non-GAAP basis, net income available to common stockholders totaled $147 million, up 17% compared to $126 million in the fourth quarter of 2020.

- For full-year 2021, net income available to common stockholders totaled $563 million on a GAAP basis, up 18% compared to $478 million in 2020; on a non-GAAP basis, net income available to common stockholders was $585 million in 2021, up 43% compared to $410 million in full-year 2020.

- Pre-provision net revenue ("PPNR") for the fourth quarter of 2021 totaled $203 million, up 7% compared to the fourth quarter of last year, while it increased to $809 million in 2021, up 24% compared to full-year 2020.

- Excluding the impact of merger-related expenses in 2021, PPNR rose 11% to $210 million for the fourth quarter, while for the full-year, it increased 28% to $832 million.
- The efficiency ratio improved to 37.70% during the fourth quarter and to 38.36% for the full-year.
- ROAA and ROACE were 1.03% and 8.71%, respectively, for the fourth quarter and 1.04% and 8.75%, respectively, for the full year.
- On a non-GAAP basis, ROATA and ROATCE were 1.11% and 14.37%, respectively, for the fourth quarter and 1.12% and 14.61%, respectively, for the full year.

Balance Sheet:

- Total loans held for investment increased $2.1 billion in the fourth quarter to $45.7 billion, up 19% annualized compared to the third quarter; loans held for investment increased $2.9 billion or 7% for the full year.

- Multi-family loans rose $1.8 billion in the fourth quarter to $34.6 billion, up 21% annualized compared to the third quarter; for the full year, multi-family loans rose $2.4 billion or 7%.

- Specialty finance loans grew $337 million during the fourth quarter to $3.5 billion, up 43% annualized compared to the third quarter; for the full year, specialty finance loans grew $451 million or 15%.

- Total deposits increased $438 million or 5% annualized to $35.1 billion and $2.6 billion or 8% for the full year.
- Loan-related deposits totaled $4.0 billion, up $475 million or 14% for the full year.
- Core deposits increased $738 million or 11% annualized to $26.6 billion compared to the previous quarter and 20% or $4.5 billion for the full year.

Net Interest Margin/Income:
- At 2.44%, the fourth quarter NIM was unchanged from the previous quarter, but declined three bps compared to the year-ago quarter due to lower prepayments.
- Prepayment income was $16 million this quarter, unchanged from the prior quarter, but down 24% compared to the $21 million of prepayment income in the year-ago quarter.
- Excluding prepayment income, the NIM, on a non-GAAP basis was stable at 2.32% during the fourth quarter compared to the third quarter and was up two bps compared to the year-ago quarter.

- Net interest income for the fourth quarter was $322 million, up 5% compared to the year-ago quarter; for the full year, net interest income increased 17% to $1.3 billion compared to $1.1 billion for full-year 2020.

Asset Quality
- During the fourth quarter, loans 30 to 89 days past due declined $380 million or 85%, on a linked-quarter basis to $67 million.
- Asset quality remained stellar with NPAs totaling $41 million or seven bps of total assets.
- As of December 31, 2021, deferred loans paying interest only and escrow totaled $479 million, down $435 million or 48% compared to the prior quarter.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended December 31, 2021 of $150 million, down 21% compared to the $189 million we reported for the three months ended December 31, 2020. Last year's fourth quarter results include a $55 million tax benefit related to certain provisions of the CARES Act. Excluding this benefit, net income on a non-GAAP basis for last year's fourth quarter was $134 million, resulting in 16% year-over-year growth in the current fourth quarter.

Net income available to common stockholders for the fourth quarter of 2021 totaled $142 million compared to $181 million for the fourth quarter of 2020. Excluding the aforementioned tax benefit, net income available to common stockholders on a non-GAAP basis for the fourth quarter of 2020 was $126 million, resulting in 17% year-over-year growth.

Diluted EPS were $0.30 down 23% compared to $0.39 in the fourth quarter of last year. The current fourth quarter results included $7 million of merger-related charges while last year's quarter included the previously mentioned tax benefit. On a non-GAAP basis, diluted EPS available to common stockholders were $0.31 for the current fourth quarter, up 15% compared to $0.27 for the year-ago fourth quarter.

For the twelve months ended December 31, 2021, net income was $596 million, an increase of 17% compared to $511 million for the twelve months ended December 31, 2020, which includes a $68 million income tax benefit related to the CARES Act. Excluding the aforementioned tax benefit in full-year 2020 and $23 million in merger-related expenses in 2021, net income on a non-GAAP basis was $618 million, up 43% compared to full-year 2020. Net income available to common stockholders in full-year 2021 was $563 million, up 18% compared to full-year 2020. Excluding both the merger-related expenses and the CARES Act-related tax benefit, non-GAAP net income available to common stockholders was $585 million, up 43% compared to full-year 2020.

GAAP-basis diluted EPS in full-year 2021 were $1.20, up 18% compared to the $1.02 we reported in full-year 2020. Excluding the previously discussed items, full-year 2021 non-GAAP diluted EPS were $1.24, up 43% compared to non-GAAP diluted EPS of $0.87 in full-year 2020.

Commenting on the Company's performance, Chairman, President, and Chief Executive Officer, Thomas R. Cangemi stated: "We reported very strong fourth-quarter and full-year 2021 operating results and have solid momentum heading into 2022. Our fourth quarter results were highlighted by record quarterly loan growth, a stable net interest margin, continued deposit growth, along with strong asset quality trends.

"This was a record year for the Company. On a non-GAAP basis, we reported diluted EPS of $1.24 and net income available to common stockholders of $585 million. Our diluted EPS was the highest level since 2005, while net income available to common stockholders is the best we have ever reported in 27 years as a public company. On a year-over-year basis, pre-provision net revenue rose 28% excluding merger-related expenses, loans grew 7%, which was above our mid-single digit target, and core deposits increased 20%. Additionally, both measures of our net interest margin, with and without the impact of prepayment income, grew by double-digits and net interest income increased 17%, while operating expense rose a modest $7 million. Lastly, our asset quality continues to be strong and continues to rank among the best in the industry. During the fourth quarter, loans 30-89 days past due dropped $380 million or 85% on a linked-quarter basis, while deferred loans declined 48% to $479 million, also on a linked-quarter basis. For the full-year, we recorded a modest net recovery of $2 million.

"Earlier this week, we announced a commitment to our communities, especially underserved communities, in the form of a $28 billion, five-year pledge agreement. We believe that this important and substantial agreement will provide greater economic opportunities for low-to-moderate income communities and communities of color and help bridge the racial wealth gap.

"Given our full-year 2021 results, the underlying strength of our loan portfolio, and the emergence from COVID, the Board of Directors reinstated the Company's share repurchase program, which was temporarily suspended in 2020 due to the uncertainties surrounding the COVID outbreak. The Company has $17 million remaining under the existing authorization and will repurchase shares as market conditions warrant.

"Finally, I would like to thank all of our employees. Their hard work and dedication last year was unparalleled. Our strong results would not have been possible without their commitment to our Company, our customers, and our shareholders. They continue to be a key contributor to our ongoing success."

DIVIDEND DECLARATION

The Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on a closing price of $12.19 as of January 25, 2022, this represents an annualized dividend yield of 5.6%. The dividend is payable on February 17, 2022 to common stockholders of record as of February 7, 2022.

BALANCE SHEET SUMMARY

At December 31, 2021, total assets were $59.5 billion, up $3.2 billion or 6% compared to December 31, 2020, and up $1.6 billion or 11% annualized compared to the third quarter of 2021. The growth in both periods was driven by strong loan growth funded primarily by deposit growth and a fourth quarter increase in the level of wholesale borrowings.

Total loans and leases held for investment of $45.7 billion represent a $2.9 billion or 7% increase compared to December 31, 2020 and a $2.1 billion or 19% annualized increase compared to September 30, 2021. Both the year-over-year and linked-quarter growth was in the multi-family and specialty finance portfolios, offset by modest declines in the commercial real estate ("CRE") portfolio.

Total deposits for the full year were $35.1 billion, up $2.6 billion or 8% compared to last year and rose $438 million or 5% annualized compared to the previous quarter. Core deposits (total deposits excluding CDs) increased to $26.6 billion at year-end 2021, up $4.5 billion or 20% compared to year-end 2020, and $738 million or 11% annualized compared to the third quarter of 2021.

Borrowed funds totaled $16.6 billion at year-end 2021, up $478 million or 3% compared to year-end 2020. Given the strong loan growth during the current fourth quarter, the Company utilized borrowings to fund some of this growth. Given this, borrowed funds during the quarter rose $1.1 billion, up 29% annualized compared to the third quarter of 2021.

Loans

At December 31, 2021, multi-family loans increased to $34.6 billion, up $2.4 billion or 7%, compared to December 31, 2020 with the majority of this increase occurring in the fourth quarter of 2021. Multi-family loans grew $1.8 billion or 21% annualized compared to the third quarter of 2021. This was driven by increased activity on the part of both existing and new borrowers prompted by the expectation of higher interest rates in 2022 due to recent Federal Reserve Board statements and the Company's ability to service and meet our borrowers' needs.

The specialty finance portfolio totaled $3.5 billion at December 31, 2021, up $451 million or 15% compared to December 31, 2020 and up $337 million or 43% annualize compared to September 30, 2021. The increase in specialty finance loans this quarter was the result of increased borrowers demand due to improved economic activity. As of year-end 2021, the specialty finance segment also had $5.6 billion in total commitments, up 16% compared to year-end 2020. Of the $5.6 billion in total commitments, 69% or $3.9 billion at year-end 2021 are structured as floating rate obligations.

The CRE loan portfolio ended the year at $6.7 billion, down $138 million or 2% compared to year-end 2020 and flat compared to the third quarter of 2021.

Originations

Loan originations were also very strong during the fourth quarter of 2021. For the three months ended December 31, 2021, loans and leases originated for investment totaled $4.6 billion, up 55% on a linked-quarter basis and up 18% on a year-over-year basis and far outpacing the third quarter pipeline of $1.9 billion. On a linked-quarter basis, multi-family originations increased 62% to $2.9 billion, while specialty finance originations rose 52% to $1.2 billion.

For the twelve months ended December 31, 2021, loans and leases originated for investment totaled $13.1 billion, up 2% compared to December 31, 2020. For the full year, multi-family originations were $8.3 billion, down 5% compared to last year, while specialty finance originations rose 17% to $3.2 billion.

Of the fourth quarter's $4.6 billion of originations, approximately 89% represented new money to the Bank.

Pipeline

The current pipeline heading into the first quarter of the year stands at $2.2 billion with approximately 61% of this amount representing new money. The current pipeline includes $1.7 billion of multi-family loans, $129 million of CRE loans, $251 million in specialty finance loans, and $42 million in commercial and industrial ("C&I") loans.

Asset Quality

Non-Performing Assets
Non-performing assets ("NPAs") at December 31, 2021 increased modestly compared to the balance at September 30, 2021. Total NPAs were $41 million, up $4 million or 11% compared to $37 million in the previous quarter and represented seven basis points of total assets compared to six basis points in the previous quarter. Total non-performing loans ("NPLs") at December 31, 2021 rose $5 million or 18% to $33 million compared to the previous quarter and represented seven basis points of total loans compared to six basis points in the prior quarter.

During the fourth quarter, total loans 30-89 days past due declined $380 million or 85% on a linked-quarter basis to $67 million compared to $447 million during the third quarter of the year. During the fourth quarter, the borrower who had become 30 days delinquent during the third quarter brought the entire $377 million of delinquent loans current.

Allowance for Credit Losses

At December 31, 2021, the allowance for credit losses ("ACL") was $199 million, relatively unchanged compared to the previous quarter and up $5 million compared to December 31, 2020. At December 31, 2021, the ACL represented 611.79% of total NPLs and 0.44% of total loans.

Loan Deferral Program Update

At December 31, 2021, deferred loans paying interest-only and escrow totaled $479 million, down $435 million or 48% compared to the previous quarter. As of year-end 2021, the Company had zero full-payment deferrals.

Deposits

At December 31, 2021, deposits totaled $35.1 billion, up $2.6 billion or 8% compared to December 31, 2020 and $438 million or 5% annualized on a linked-quarter basis. The year-over-year growth was driven by higher levels of non-interest bearing accounts and savings accounts. Non-interest bearing accounts at year-end 2021 totaled $4.5 billion, up $1.5 billion or 47% compared to year-end 2020.

Savings accounts at December 31, 2021 totaled $8.9 billion and increased $2.5 billion or 39% compared to the balance at December 31, 2020. This was offset by a decline in CDs, which decreased $1.9 billion or 18% on a year-over-year basis to $8.4 billion.

Included in non-interest bearing deposits are deposits related to our Banking as a Service initiative, which at December 31, 2021, totaled $1.0 billion. Total deposits also include $4.0 billion of loan-related deposits from our borrowers, which increased $475 million or 14% compared to December 31, 2020.

CAPITAL POSITION

The Company's capital position remains strong at both the holding company level and at the Bank level, as all of our regulatory capital ratios continue to exceed regulatory minimums to be classified as "Well Capitalized," the highest regulatory classification.

The table below depicts the Company's and the Bank's regulatory capital ratios at those respective periods.

	December 31,	September 30,	December 31,
	2021	2021	2020
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.68%	9.92%	9.72%
Tier 1 risk-based capital ratio	10.83	11.13	10.95
Total risk-based capital ratio	12.73	13.11	12.97
Leverage capital ratio	8.46	8.50	8.52
New York Community Bank
Common equity tier 1 ratio	11.95%	12.32%	12.18%
Tier 1 risk-based capital ratio	11.95	12.32	12.18
Total risk-based capital ratio	12.38	12.76	12.62
Leverage capital ratio	9.33	9.41	9.48

(1)  The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

EARNINGS SUMMARY FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021

Net Interest Income

For the three months ended December 31, 2021, net interest income rose $14 million or 5% on a year-over-year basis to $322 million. The higher level of net interest income was the result of a $20 million or 17% decline in interest expense as our cost of funds declined, offset partially by a $6 million or 1% decrease in interest income due to lower loan and securities yields, while average interest earning assets increased $3.1 billion or 6% to $53.0 billion.

The year-over-year improvement in interest expense was the result of lower funding costs, which decreased 22 basis points to 0.84% compared to the year-ago quarter, while deposit costs dropped 27 basis points to 0.34%.

Included in net interest income for the three months ended December 31, 2021 is $16 million of prepayment income, down $5 million or 24% compared to the year-ago fourth quarter. Excluding the impact from this item, net interest income on a non-GAAP basis was $306 million, up $19 million or 7% compared to the year-ago quarter.

				December 31, 2021
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
(dollars in millions)
Total interest income	$420	$415	$426	1%	-1%
Total interest expense	98	97	118	1%	-17%
Net interest income	322	318	308	1%	5%
Less:
Total prepayment income	16	16	21	0%	-24%
Net interest income excluding prepayment income	$306	$302	$287	1%	7%

Net interest income for the twelve months ended December 31, 2021 was $1.3 billion, up $189 million or 17% compared to the twelve months ended December 31, 2020. The full-year trends were similar to the trends during the current fourth quarter. The full-year improvement was driven by lower interest expense. Interest expense for the year ended December 31, 2021 was $400 million, down $208 million or 34% compared to the year ended December 31, 2020, while interest income declined a modest $19 million or 1% to $1.7 billion.

On a year-over-year basis, the cost of funds dropped 51 basis points to 0.88% driven in large part by a 68 basis point decrease in our cost of deposits to 0.38%. Interest expense on deposits declined $192 million or 63% to $114 million on a year-over-year basis.

Prepayment income for the twelve months ended December 31, 2021 totaled $79 million, up $25 million or 46% compared to the twelve months ended December 31, 2020. Excluding the impact from prepayment income, net interest income on a non-GAAP basis was $1.2 billion, up $164 million or 16% on a year-over-year basis.

	For the Twelve Months Ended
	December 31,	December 31,
	2021	2020	% Change
(dollars in millions)
Total interest income	$1,689	$1,708	-1%
Total interest expense	400	608	-34%
Net interest income	1,289	1,100	17%
Less:
Total prepayment income	79	54	46%
Net interest income excluding prepayment income	$1,210	$1,046	16%

Net Interest Margin

During the three months ended December 31, 2021, the net interest margin ("NIM") was 2.44%, unchanged on a linked-quarter basis and down three basis points compared to the fourth quarter of last year. Prepayment income contributed 12 basis points to this quarter's NIM, same as the third quarter contribution and 17 basis points in the year-ago fourth quarter. Excluding the impact from prepayment income, the NIM on a non-GAAP basis was 2.32%, unchanged compared to the third quarter of 2021 and up two basis points compared to the fourth quarter of 2020.

For the twelve months ended December 31, 2021, the NIM increased by 23 basis points to 2.47% compared to the twelve months ended December 31, 2020. Prepayment income contributed 15 basis points to this year's NIM compared to 11 basis points last year. Excluding the impact from prepayment income, the 2021 full-year NIM, on a non-GAAP basis, was 2.32%, up 19 basis points compared to full-year 2020.

Provision for (Recovery of) Credit Losses

For the three months ended December 31, 2021, the Company recorded a provision for credit losses of $4 million, compared to a provision for credit losses of $11 million in the fourth quarter of last year and a recovery of $1 million in the third quarter of 2021. For the three months December 31, 2021, net charge-offs were $5 million or 0.01% of average loans compared to $6 million, also 0.01% of average loans, in the year-ago quarter. We recorded zero net charge-offs during the third quarter of 2021.

For the twelve months ended December 31, 2021, the Company reported a provision for credit losses of $3 million compared to $62 million for the twelve months ended December 31, 2020. Additionally, the Company recorded net recoveries of $2 million for full-year 2021 compared to net charge-offs of $19 million or 0.04% of average loans for full-year 2020.

Pre-Provision Net Revenue ("PPNR")

The tables below detail the Company's PPNR and related measures, which are non-GAAP measures, for the periods noted.

For the three months ended December 31, 2021, PPNR grew $14 million or 7% to $203 million compared to the three months ended December 31, 2020. This year's fourth quarter results include $7 million in merger-related expenses versus no such expenses in the fourth quarter of last year. Excluding these expenses, PPNR increased $21 million or 11% to $210 million compared to the year-ago fourth quarter.

For the twelve months ended December 31, 2021, PPNR totaled $809 million, up $159 million or 24% compared to the twelve months ended December 31, 2020. Full-year 2021 includes $23 million in merger-related expenses compared to no such expenses in full-year 2020. Excluding these expenses, PPNR was $832 million, up $182 million or 28% in 2021 compared to 2020.

				December 31, 2021
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
(dollars in millions)
Net interest income	$322	$318	$308	1%	5%
Non-interest income	16	15	15	7%	7%
Total revenues	338	333	323	2%	5%
Total non-interest expense	135	135	134	0%	1%
Pre- provision for (recovery of) net revenue (PPNR)	203	198	189	3%	7%
Provision for (recovery of) credit losses	4	(1)	11	500%	-64%
Income before taxes	199	199	178	0%	12%
Income tax expense (benefit)	49	50	(11)	-2%	545%
Net Income	150	149	189	1%	-21%
Preferred stock dividends	8	9	8	-11%	0%
Net income available to common stockholders	$142	$140	$181	1%	-22%

	For the Twelve Months Ended
	December 31,	December 31,
	2021	2020	% Change
(dollars in millions)
Net interest income	$1,289	$1,100	17%
Non-interest income	61	61	0%
Total revenues	1,350	1,161	16%
Total non-interest expense	541	511	6%
Pre-provision for net revenue (PPNR)	809	650	24%
Provision for credit losses	3	62	-95%
Income before taxes	806	588	37%
Income tax expense	210	77	173%
Net Income	596	511	17%
Preferred stock dividends	33	33	0%
Net income available to common stockholders	$563	$478	18%

Non-Interest Income

For the three months ended December 31, 2021, total non-interest income was $16 million, up $1 million compared to both the previous and year-ago quarter. For the twelve months ended December 31, 2021, non-interest income totaled $61 million, unchanged from the twelve months ended December 31, 2020. The year-ago twelve-month period included net gain on securities of $1 million compared to no such gain during the comparable period of 2021.

Non-Interest Expense

For the three months ended December 31, 2021, total non-interest expenses were $135 million, unchanged on a linked-quarter basis and up $1 million compared to the year-ago fourth quarter. Included in fourth quarter 2021 were $7 million in merger-related expenses, compared to $6 million during the third quarter and zero compared to the year-ago fourth quarter. Excluding this item, total operating expenses were $128 million for the current fourth quarter compared to $129 million for the third quarter and $134 million in the year-ago fourth quarter. The efficiency ratio during the fourth quarter of 2021 improved to 37.70% compared to 38.84% in the third quarter and 41.36% in the year-ago fourth quarter.

For the twelve months ended December 31, 2021, total non-interest expenses were $541 million, up $30 million or 6% compared to the twelve months ended December 31, 2020. Excluding merger-related expenses of $23 million, total operating expenses in full-year 2021 were $518 million, up $7 million or 1% compared to full-year 2020. In 2021, the efficiency ratio was 38.36% compared to 44.02% in 2020.

Income Taxes

For the three months ended December 31, 2021, income tax expense totaled $49 million and the effective tax rate was 24.90%, compared to $50 million and 25.19% for the three months ended September 30, 2021. During the three months ended December 31, 2020, the Company recorded an income tax benefit of $11 million, which included a $55 million income tax benefit related to certain tax provisions related to corporations under the CARES Act.

For the twelve months ended December 31, 2021, income tax expense totaled $210 million and the effective tax rate was 26.09% compared to $77 million and an effective tax rate of 13.05% for the twelve months ended December 31, 2020. In 2020, the Company recorded an income tax benefit of $68 million related to the CARES Act. In 2021, our effective tax rate was negatively impacted by the non-deductibility of certain merger-related expenses and an increase in the New York State tax rate.

About New York Community Bancorp, Inc.

Based in Hicksville, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2021, the Company reported assets of $59.5 billion, loans of $45.7 billion, deposits of $35.1 billion, and stockholders' equity of $7.0 billion. Reflecting our growth through a series of acquisitions, the Company operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

In January 2022, the Company announced a Community Benefits Agreement in collaboration with the National Community Reinvestment Coalition ("NCRC") and its members. Under the NCRC agreement NYCB has committed to provide $28 billion in loans, investments, and other financial support to communities and people of color, low- and moderate-income families and communities, and small businesses. The five-year agreement is subject to the closing of NYCB's pending merger with Flagstar Bancorp, Inc.

Post-Earnings Release Conference Call

The Company will host a conference call on Wednesday, January 26, 2022, at 8:30 a.m. (Eastern Time) to discuss its fourth quarter 2021 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on January 30, 2022 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13725672. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 23, 2022.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward–looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to the pending merger with Flagstar Bancorp, Inc. and the strategic relationship with Figure Technologies, Inc.

Forward–looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward–looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward–looking statements. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligation, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; and changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our pending merger with Flagstar Bancorp and our strategic relationship with Figure Technologies, Inc.; the occurrence of any event, change or other circumstances that could give rise to the right of any of the parties to the pending transactions to terminate the agreements governing such transactions; the outcome of any legal proceedings that may be instituted against the Company or any other party to the transactions; the possibility that the proposed transactions will not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closings are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the possibility that the anticipated benefits of the proposed transactions will not be realized when expected or at all; diversion of management's attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the proposed transactions within the expected timeframes or at all; revenues following the proposed transactions may be lower than expected; and there can be no assurance that the Community Benefits Agreement entered into with NCRC, which is contingent upon the closing of the Company's pending merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10–K for the year ended December 31, 2020, the Risk Factors section in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in other SEC reports we file. Our forward–looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

Investor/Media Contact:
Salvatore J. DiMartino
(516) 683-4286

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	December 31,	December 31,
	2021	2020
	(unaudited)
(dollars in millions, except share data)
Assets
Cash and cash equivalents	$2,211	$1,948
Securities:
Available-for-sale	5,780	5,813
Equity investments with readily
determinable fair values, at fair value	16	32
Total securities	5,796	5,845
Loans held for sale	-	117
Mortgage loans held for investment:
Multi-family	34,628	32,261
Commercial real estate	6,701	6,839
One-to-four family	160	236
Acquisition, development, and construction	209	90
Total mortgage loans held for investment	41,698	39,426
Other loans and leases held for investment:
Specialty Finance	3,508	3,057
Commercial and industrial	526	394
Other loans	6	7
Total other loans and leases held for investment	4,040	3,458
Total loans and leases held for investment	45,738	42,884
Less: Allowance for credit losses on loans and leases	(199)	(194)
Total loans and leases held for investment and held for sale, net	45,539	42,807
Federal Home Loan Bank stock, at cost	734	714
Premises and equipment, net	270	287
Operating lease right-of-use assets	249	267
Goodwill	2,426	2,426
Other assets	2,302	2,012
Total assets	$59,527	$56,306
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$13,209	$12,610
Savings accounts	8,892	6,416
Certificates of deposit	8,424	10,331
Non-interest-bearing accounts	4,534	3,080
Total deposits	35,059	32,437
Borrowed funds:
Wholesale borrowings	15,905	15,428
Junior subordinated debentures	361	360
Subordinated notes	296	296
Total borrowed funds	16,562	16,084
Operating lease liabilities	249	267
Other liabilities	613	676
Total liabilities	52,483	49,464
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	503	503
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and
490,439,070 shares issued; and 465,015,643 and 463,901,808 shares outstanding, respectively)	5	5
Paid-in capital in excess of par	6,126	6,123
Retained earnings	741	494
Treasury stock, at cost (25,423,427 and 26,537,262 shares, respectively)	(246)	(258)
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(45)	67
Pension and post-retirement obligations, net of tax	(31)	(59)
Net unrealized loss on cash flow hedges, net of tax	(9)	(33)
Total accumulated other comprehensive loss, net of tax	(85)	(25)
Total stockholders' equity	7,044	6,842
Total liabilities and stockholders' equity	$59,527	$56,306

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$380	$376	$388	$1,525	$1,542
Securities and money market investments	40	39	38	164	166
Total interest income	420	415	426	1,689	1,708

Interest Expense:
Interest-bearing checking and money market accounts	7	8	9	31	57
Savings accounts	8	7	7	28	32
Certificates of deposit	12	11	28	55	217
Borrowed funds	71	71	74	286	302
Total interest expense	98	97	118	400	608
Net interest income	322	318	308	1,289	1,100
Provision for (recovery of) credit losses	4	(1)	11	3	62
Net interest income after (recovery of) provision for credit losses	318	319	297	1,286	1,038

Non-Interest Income:
Fee income	6	6	6	23	22
Bank-owned life insurance	7	7	7	29	32
Net gains on securities	-	-	-	-	1
Other income	3	2	2	9	6
Total non-interest income	16	15	15	61	61

Non-Interest Expense:
Operating expenses:
Compensation and benefits	74	77	73	303	301
Occupancy and equipment	23	22	23	88	86
General and administrative	31	30	38	127	124
Total operating expenses	128	129	134	518	511
Merger-related expenses	7	6	-	23	-
Total non-interest expense	135	135	134	541	511
Income before income taxes	199	199	178	806	588
Income tax expense (benefit)	49	50	(11)	210	77
Net Income	150	149	189	596	511
Preferred stock dividends	8	9	8	33	33
Net income available to common stockholders	$142	$140	$181	$563	$478

Basic earnings per common share	$0.30	$0.30	$0.39	$1.20	$1.02
Diluted earnings per common share	$0.30	$0.30	$0.39	$1.20	$1.02

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in millions)	2021	2021	2020	2021	2020
Total Stockholders' Equity	$7,044	$6,967	$6,842	$7,044	$6,842
Less: Goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders' equity	$4,115	$4,038	$3,913	$4,115	$3,913

Total Assets	$59,527	$57,890	$56,306	$59,527	$56,306
Less: Goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Tangible Assets	$57,101	$55,464	$53,880	$57,101	$53,880

Average common stockholders' equity	$6,511	$6,474	$6,258	$6,431	$6,205
Less: Average goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Average tangible common stockholders' equity	$4,085	$4,048	$3,832	$4,005	$3,779

Average Assets	$58,435	$57,307	$54,960	$57,546	$54,109
Less: Average goodwill	(2,426)	(2,426)	(2,426)	(2,426)	(2,426)
Average tangible assets	$56,009	$54,881	$52,534	$55,120	$51,683

GAAP MEASURES:
Return on average assets (1)	1.03%	1.04%	1.38%	1.04%	0.94%
Return on average common stockholders' equity (2)	8.71	8.69	11.60	8.75	7.71
Book value per common share	$14.07	$13.90	$13.66	$14.07	$13.66
Common stockholders' equity to total assets	10.99	11.17	11.26	10.99	11.26
NON-GAAP MEASURES:
Return on average tangible assets (1)	1.11%	1.12%	1.02%	1.12%	0.86%
Return on average tangible common stockholders' equity (2)	14.37	14.34	13.17	14.61	10.85
Tangible book value per common share	$8.85	$8.68	$8.43	$8.85	$8.43
Tangible common stockholders' equity to tangible assets	7.21	7.28	7.26	7.21	7.26

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common stockholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders' equity recorded during that period.

While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses to our pending merger with Flagstar, the CARES Act related tax benefit, and the revaluation of deferred taxes related to New York State tax rate change are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in millions)	2021	2021	2020	2021	2020
Net income - GAAP	$150	$149	$189	$596	$511
Merger-related expenses, net of tax(1)	5	5	-	20	-
Revaluation of deferred taxes related to New York State tax rate change	-	-	-	2	-
Income tax benefit related to the CARES Act	-	-	(55)	-	(68)
Net income - non-GAAP	155	154	134	618	443
Preferred stock dividends	8	9	8	33	33
Net income available to common stockholders - non-GAAP	$147	145	$126	$585	$410

Diluted earnings per common share - GAAP	$0.30	$0.30	$0.39	$1.20	$1.02
Diluted earnings per common share - non-GAAP	$0.31	$0.31	$0.27	$1.24	$0.87

(1) Certain merger-related expenses are non-deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding merger-related expenses are non-GAAP financial measures. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses, particularly in view of the volatility of the provision for credit losses resulting from the implementation of CECL and the economic impact of the COVID-19 pandemic. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding merger-related expenses to the comparable GAAP financial measures of net income for the stated periods:

				December 31, 2021
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
(dollars in millions)
Net interest income	$322	$318	$308	1%	5%
Non-interest income	16	15	15	7%	7%
Total revenues	338	333	323	2%	5%
Total non-interest expense	135	135	134	0%	1%
Pre- provision for (recovery of) net revenue (non-GAAP)	203	198	189	3%	7%
Merger-related expenses	7	6	-	17%	NM
Pre- provision for (recovery of) net revenue excluding merger- related expenses (non-GAAP)	210	204	189	3%	11%
Provision for (recovery of) credit losses	4	(1)	11	-500%	-64%
Merger-related expenses	7	6	-	17%	NM
Income before taxes	199	199	178	0%	12%
Income tax expense (benefit)	49	50	(11)	-2%	-545%
Net Income (GAAP)	$150	$149	$189	1%	-21%

	For the Twelve Months Ended
	December 31,	December 31,
	2021	2020	% Change
(dollars in millions)
Net interest income	$1,289	$1,100	17%
Non-interest income	61	61	0%
Total revenues	1,350	1,161	16%
Total non-interest expense	541	511	6%
Pre-provision for net revenue (non-GAAP)	809	650	24%
Merger-related expenses	23	-	NM
Pre-provision net revenue excluding merger-related expenses (non-GAAP)	832	650	28%
Provision for credit losses	3	62	-95%
Merger-related expenses	23	-	NM
Income before taxes	806	588	37%
Income tax expense	210	77	173%
Net Income (GAAP)	$596	$511	17%

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(dollars in millions)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$44,075	$380	3.46%	$43,159	$376	3.48%	$42,436	$388	3.66%
Securities	6,536	38	2.28	6,657	37	2.21	5,848	37	2.54
Interest-earning cash and cash equivalents	2,421	2	0.36	2,109	2	0.40	1,683	1	0.16
Total interest-earning assets	53,032	$420	3.17%	51,925	$415	3.20	49,967	$426	3.41
Non-interest-earning assets	5,403			5,382			4,993
Total assets	$58,435			$57,307			$54,960
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$13,204	$7	0.21%	$12,783	$8	0.23%	$12,004	$9	0.30%
Savings accounts	8,253	8	0.35	7,974	7	0.36	6,146	7	0.45
Certificates of deposit	8,541	12	0.53	8,716	11	0.53	10,766	28	1.04
Total interest-bearing deposits	29,998	27	0.34	29,473	26	0.35	28,916	44	0.61
Borrowed funds	15,594	71	1.81	15,529	71	1.84	15,342	74	1.92
Total interest-bearing liabilities	45,592	$98	0.84	45,002	$97	0.87	44,258	$118	1.06
Non-interest-bearing deposits	5,099			4,462			3,221
Other liabilities	730			866			719
Total liabilities	51,421			50,330			48,198
Stockholders' equity	7,014			6,977			6,762
Total liabilities and stockholders' equity	$58,435			$57,307			$54,960
Net interest income/interest rate spread		$322	2.33%		$318	2.33%		$308	2.35%
Net interest margin			2.44%			2.44%			2.47%
Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.15x			1.13x

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Twelve Months Ended December 31,
	2021			2020
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(dollars in millions)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$43,200	$1,525	3.53%	$42,028	$1,542	3.67%
Securities	6,625	156	2.35	5,965	163	2.73
Interest-earning cash and cash equivalents	2,446	8	0.32	1,108	3	0.28
Total interest-earning assets	52,271	$1,689	3.23	49,101	$1,708	3.48
Non-interest-earning assets	5,275			5,008
Total assets	$57,546			$54,109
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$12,829	$31	0.24%	$10,965	$57	0.52%
Savings accounts	7,612	28	0.36	5,520	32	0.57
Certificates of deposit	9,094	55	0.60	12,412	217	1.75
Total interest-bearing deposits	29,535	114	0.38	28,897	306	1.06
Borrowed funds	15,709	286	1.82	14,833	302	2.03
Total interest-bearing liabilities	45,244	$400	0.88	43,730	$608	1.39
Non-interest-bearing deposits	4,578			2,957
Other liabilities	790			714
Total liabilities	50,612			47,401
Stockholders' equity	6,934			6,708
Total liabilities and stockholders' equity	$57,546			$54,109
Net interest income/interest rate spread		$1,289	2.35%		$1,100	2.09%
Net interest margin			2.47%			2.24%
Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.12x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in millions except share and per share data)	2021	2021	2020	2021	2020
PROFITABILITY MEASURES:
Net income	$150	$149	$189	$596	$511
Net income available to common stockholders	142	140	181	563	478
Basic earnings per common share	0.30	0.30	0.39	1.20	1.02
Diluted earnings per common share	0.30	0.30	0.39	1.20	1.02
Return on average assets	1.03%	1.04%	1.38%	1.04%	0.94%
Return on average tangible assets (1)	1.11	1.12	1.02	1.12	0.86
Return on average common stockholders' equity	8.71	8.69	11.60	8.75	7.71
Return on average tangible common stockholders' equity (1)	14.37	14.34	13.17	14.61	10.85
Efficiency ratio (2)	37.70	38.84	41.36	38.36	44.02
Operating expenses to average assets	0.88	0.90	0.97	0.90	0.94
Interest rate spread	2.33	2.33	2.35	2.35	2.09
Net interest margin	2.44	2.44	2.47	2.47	2.24
Effective tax rate	24.90	25.19	(6.35)	26.09	13.05
Shares used for basic common EPS computation	464,019,475	464,047,337	461,731,565	463,865,661	462,605,341
Shares used for diluted common EPS computation	464,854,087	464,881,949	462,592,213	464,632,719	463,281,402
Common shares outstanding at the respective
period-ends	465,015,643	465,020,799	463,901,808	465,015,643	463,901,808

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 11 of this release.
(2) We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	December 31,	September 30,	December 31,
	2021	2021	2020
CAPITAL MEASURES:
Book value per common share	$14.07	$13.90	$13.66
Tangible book value per common share (1)	8.85	8.68	8.43
Common stockholders' equity to total assets	10.99%	11.17%	11.26%
Tangible common stockholders' equity to tangible assets (1)	7.21	7.28	7.26

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 11 of this release.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

				December 31, 2021
				compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020

(dollars in millions, except share data)
Assets
Cash and cash equivalents	$2,211	$2,522	$1,948	-12%	14%
Securities:
Available-for-sale	5,780	5,898	5,813	-2%	-1%
Equity investments with readily
determinable fair values, at fair value	16	16	32	0%	-50%
Total securities	5,796	5,914	5,845	-2%	-1%
Loans held for sale	-	-	117	NM	NM
Mortgage loans held for investment:
Multi-family	34,628	32,863	32,261	5%	7%
Commercial real estate	6,701	6,718	6,839	0%	-2%
One-to-four family	160	171	236	-6%	-32%
Acquisition, development, and construction	209	198	90	6%	132%
Total mortgage loans held for investment	41,698	39,950	39,426	4%	6%
Other loans and leases held for investment:
Specialty Finance	3,508	3,171	3,057	11%	15%
Commercial and industrial	526	560	394	-6%	34%
Other loans	6	6	7	0%	-14%
Total other loans and leases held for investment	4,040	3,737	3,458	8%	17%
Total loans and leases held for investment	45,738	43,687	42,884	5%	7%
Less: Allowance for credit losses on loans and leases	(199)	(200)	(194)	-1%	3%
Total loans and leases held for investment and held for sale, net	45,539	43,487	42,807	5%	6%
Federal Home Loan Bank stock, at cost	734	684	714	7%	3%
Premises and equipment, net	270	274	287	-1%	-6%
Operating lease right-of-use assets	249	252	267	-1%	-7%
Goodwill	2,426	2,426	2,426	0%	0%
Other assets	2,302	2,331	2,012	-1%	14%
Total assets	$59,527	$57,890	$56,306	3%	6%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$13,209	$13,028	$12,610	1%	5%
Savings accounts	8,892	7,979	6,416	11%	39%
Certificates of deposit	8,424	8,724	10,331	-3%	-18%
Non-interest-bearing accounts	4,534	4,890	3,080	-7%	47%
Total deposits	35,059	34,621	32,437	1%	8%
Borrowed funds:
Wholesale borrowings	15,905	14,778	15,428	8%	3%
Junior subordinated debentures	361	360	360	0%	0%
Subordinated notes	296	296	296	0%	0%
Total borrowed funds	16,562	15,434	16,084	7%	3%
Operating lease liabilities	249	252	267	-1%	-7%
Other liabilities	613	616	676	0%	-9%
Total liabilities	52,483	50,923	49,464	3%	6%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; Series A)	503	503	503
Common stock at par $0.01 (900,000,000 shares authorized)	5	5	5	0%	0%
Paid-in capital in excess of par	6,126	6,119	6,123	0%	0%
Retained earnings	741	678	494	9%	50%
Treasury stock, at cost	(246)	(246)	(258)	0%	-5%
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(45)	(22)	67	105%	-167%
Pension and post-retirement obligations, net of tax	(31)	(52)	(59)	-40%	-47%
Net unrealized loss on cash flow hedges, net of tax	(9)	(18)	(33)	-50%	-73%
Total accumulated other comprehensive loss, net of tax	(85)	(92)	(25)	-8%	240%
Total stockholders' equity	7,044	6,967	6,842	1%	3%
Total liabilities and stockholders' equity	$59,527	$57,890	$56,306	3%	6%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

				December 31, 2021
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	20 21	2020	2021	2020

(dollars in millions, except per share data)
Interest Income:
Loans and leases	$380	$376	$388	1%	-2%
Securities and money market investments	40	39	38	3%	5%
Total interest income	420	415	426	1%	-1%

Interest Expense:
Interest-bearing checking and money market accounts	7	8	9	-13%	-22%
Savings accounts	8	7	7	14%	14%
Certificates of deposit	12	11	28	9%	-57%
Borrowed funds	71	71	74	0%	-4%
Total interest expense	98	97	118	1%	-17%
Net interest income	322	318	308	1%	5%
Provision for (recovery of) credit losses	4	(1)	11	-500%	-64%
Net interest income after (recovery of) provision for credit losses	318	319	297	0%	7%

Non-Interest Income:
Fee income	6	6	6	0%	0%
Bank-owned life insurance	7	7	7	0%	0%
Net gains on securities	-	-	-	NM	NM
Other income	3	2	2	50%	50%
Total non-interest income	16	15	15	7%	7%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	74	77	73	-4%	1%
Occupancy and equipment	23	22	23	5%	0%
General and administrative	31	30	38	3%	-18%
Total operating expenses	128	129	134	-1%	-4%
Merger-related expenses	7	6	-	17%	NM
Total non-interest expense	135	135	134	0%	1%
Income before income taxes	199	199	178	0%	12%
Income tax expense (benefit)	49	50	(11)	-2%	545%
Net Income	150	149	189	1%	-21%
Preferred stock dividends	8	9	8	-11%	0%
Net income available to common stockholders	$142	$140	$181	1%	-22%

Basic earnings per common share	$0.30	$0.30	$0.39	0%	-23%
Diluted earnings per common share	$0.30	$0.30	$0.39	0%	-23%
Dividends per common share	$0.17	$0.17	$0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						December 31, 2021 compared to
	December 31,		September 30,		December 31,		September 30,		December 31,
	2021		2021		2020		2021		2020
(dollars in millions)
Total Interest Income	$420		$415		$426		1%		-1%
Prepayment Income:
Loans	$14		$15		$20		-7%		-30%
Securities	2		1		1		100%		100%
Total prepayment income	$16		$16		$21		0%		-24%
GAAP Net Interest Margin	2.44%		2.44%		2.47%		0	bp	-3	bp
Adjustments:
Less prepayment income from loans	-10	bp	-11	bp	-16	bp	1	bp	6	bp
Less prepayment income from securities	-2		-1		-1		-1	bp	-1	bp
Total prepayment income contribution to net interest margin	-12	bp	-12	bp	-17	bp	0	bp	5	bp
Adjusted Net Interest Margin (non-GAAP) (1)	2.32%		2.32%		2.30%		0	bp	2	bp

	For the Twelve Months Ended
	December 31,		December 31,
	2021		2020		% Change
(dollars in millions)
Total Interest Income	$1,689		$1,708		-1%
Prepayment Income:
Loans	$70		$52		35%
Securities	9		2		350%
Total prepayment income	$79		$54		46%
GAAP Net Interest Margin	2.47%		2.24%		23	bp
Adjustments:			.
Less prepayment income from loans	-14	bp	-11	bp	-3	bp
Less prepayment income from securities	-1		—		-1	bp
Total prepayment income contribution to net interest margin	-15	bp	-11	bp	-4	bp
Adjusted Net Interest Margin (non-GAAP) (1)	2.32%		2.13%		19	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT

				December 31, 2021
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
(dollars in millions)
Mortgage Loans Originated for Investment:
Multi-family	$2,915	$1,796	$2,776	62%	5%
Commercial real estate	237	143	507	66%	-53%
One-to-four family residential	30	70	13	-57%	131%
Acquisition, development, and construction	26	18	11	44%	136%
Total mortgage loans originated for investment	3,208	2,027	3,307	58%	-3%

Other Loans Originated for Investment:
Specialty Finance	1,210	796	447	52%	171%
Other commercial and industrial	152	127	121	20%	26%
Other	2	2	1	0%	100%
Total other loans originated for investment	1,364	925	569	47%	140%
Total Loans Originated for Investment	$4,572	$2,952	$3,876	55%	18%

	For the Twelve Months Ended
	December 31,	December 31,
	2021	2020	% Change
(dollars in millions)
Mortgage Loans Originated for Investment:
Multi-family	$8,256	$8,712	-5%
Commercial real estate	893	958	-7%
One-to-four family residential	168	58	190%
Acquisition, development, and construction	119	35	240%
Total mortgage loans originated for investment	9,436	9,763	-3%

Other Loans Originated for Investment:
Specialty Finance	3,153	2,695	17%
Other commercial and industrial	536	393	36%
Other	6	4	50%
Total other loans originated for investment	3,695	3,092	20%
Total Loans Originated for Investment	$13,131	$12,855	2%

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY

The following table presents the Company's non-performing loans and assets at the respective dates:

				December 31, 2021
				compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
(dollars in millions)	2021	2021	2020	2021	2020
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$10	$8	$4	25%	150%
Commercial real estate	16	12	12	33%	33%
One-to-four family residential	1	1	2	0%	-50%
Acquisition, development, and construction	-	-	-	NM	NM
Total non-accrual mortgage loans	27	21	18	29%	50%
Other non-accrual loans (1)	6	7	20	-14%	-70%
Total non-performing loans	33	28	38	18%	-13%
Repossessed assets (2)	8	9	8	-11%	0%
Total non-performing assets	$41	$37	$46	11%	-11%

(1) Includes $6 million, $7 million and $19 million of non-accrual taxi medallion-related loans at December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
(2) Includes $5 million, $5 million and $7 million of repossessed taxi medallions at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	December 31,	September 30,	December 31,
	2021	2021	2020

Non-performing loans to total loans	0.07%	0.06%	0.09%
Non-performing assets to total assets	0.07	0.06	0.08
Allowance for losses on loans to non-performing loans	611.79	711.96	513.55
Allowance for losses on loans to total loans	0.44	0.46	0.45

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				December 31, 2021
				compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
(dollars in millions)
Loans 30 to 89 Days Past Due:
Multi-family	$57	$426	$4	-87%	1325%
Commercial real estate	2	11	10	-82%	-80%
One-to-four family residential	8	10	2	-20%	300%
Acquisition, development, and construction	-	-	-	NM	NM
Other	-	-	-	NM	NM
Total loans 30 to 89 days past due	$67	$447	$16	-85%	319%

NEW YORK COMMUNITY BANCORP, INC. SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
(dollars in millions)
Charge-offs:
Multi-family	$-	$-	$-	$1	$-
Commercial real estate	4	-	2	4	2
One-to-four family residential	-	1	-	1	-
Acquisition, development and construction	-	-	-	-	-
Other (1)	3	-	5	7	20
Total charge-offs	$7	$1	$7	$13	$22

Recoveries:
Multi-family	$-	$-	$-	$-	$(1)
Commercial real estate	-	-	-	(2)	-
One-to-four family residential	-	-	-	-	-
Acquisition, development and construction	-	-	-	-	-
Other (1)	(2)	(1)	(1)	(13)	(2)
Total recoveries	(2)	(1)	(1)	(15)	(3)

Net (recoveries) charge-offs	$5	$-	$6	$(2)	$19

Net charge-offs (recoveries) to average loans (2)	0.01%	0.00%	0.01%	0.00%	0.04%

(1)  Includes taxi medallion loans of $2 million, $(1) million, and $3 million, respectively, for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020 and $2 million and $12 million, respectively, for the twelve months ended December 31, 2021 and 2020.

(2) Three months ended presented on a non-annualized basis.